Filed pursuant to Rule 433
Registration Statement No. 333-180300-03
October 23, 2013

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Investors have long sought access to hedge fund strategies, but with the high cost of and barriers to entry, not many investors were able to access these investment vehicles. However, recent advancements have allowed product providers to repackage some of these strategies in a rules-based, transparent wrapper that has made this once exclusive investment opportunity more widely available. How are exchange-traded product providers able to do this and is now the time to consider these strategies as part of your clients’ portfolios?

Join IndexUniverse and Credit Suisse as we take a deep dive into the world of index-based alternative investment strategies. This 60-minute webinar will focus on various alternative beta strategies and how they are packaged as ETPs. Topics to be covered include how these products are constructed and why they might make sense for today’s investor. Additional topics to be covered include:

•	Alternative beta strategies: how and why they work and how they may be effective tools in a portfolio
•	The various types of replication strategies
•	ETN vs. ETF: why the wrapper matters

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Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities.

Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

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